                                                                   EXHIBIT 10.36



                  [AURORA BIOSCIENCES CORPORATION LETTERHEAD]


July 16, 1998                                                       CONFIDENTIAL



Ms. Deborah J. Tower
10785 Birch Bluff Avenue
San Diego, CA  92131

Dear Deborah:

Thank you for your letter of June 19 notifying me of your resignation effective Friday, July 17.

This letter is to confirm your appointment as a consultant to Aurora in the areas of financial analysis, planning and strategy, facilities matters, and related business areas, effective July 20, 1998. The compensation terms will be as set forth in the enclosed Terms of Consultancy Agreement. To avoid misunderstanding, it is agreed that for the consultancy period, you will continue to vest common stock at the rate of 733.33 shares per month until the earlier of the termination of your Consulting Agreement or the fourth anniversary of the relevant stock purchase grant date. Your stock options numbers 157 and 222 will cease vesting on July 17, 1998. The COBRA payments will cover your and your family's costs, but will not be "grossed up." You agree during the period of your consultancy to be bound by the terms of your Proprietary Information and Invention Agreement with the company.

As we discussed, in addition to me, each of John Pashkowsky, Tom Klopack, and Paul Grayson, have been authorized to request and sign off on your consulting time, and you will manage calls upon your time to avoid exceeding the agreed times in the Consulting Agreement. Under this Agreement, you will be an independent contractor and, as such, will not have authority to bind the company. You agree that no amount will be withheld from your compensation for payment of any federal or local taxes and that you have the responsibility to pay such taxes, if any.

Thank you so much for all you have done for Aurora, and we appreciate your willingness to continue to support the company in a consulting capacity.

Yours sincerely,                        Agreed and Accepted:

/s/ TIMOTHY J. RINK                     /s/ DEBORAH J. TOWER
Timothy J. Rink, M.D., Sc.D.            -----------------------------------
Chairman, President and CEO             Deborah J. Tower

                                        July 17, 1998
TJR/jkc                                 -----------------------------------
                                        Date

Enc.
Cc:  Pam Fritz, w/terms
     John Pashkowsky, w/terms
     Paul Grayson
     Tom Klopack

                         TERMS OF CONSULTANCY AGREEMENT


Non-Refundable Monthly Retainer:  $4,000.00(1) payable in advance beginning
7/20/98

(1) Provides for telephonic consultation and off-premises review of documents of up to 20 hours per month and guarantee of availability for on-premises consulting of 15 hours per week (no more than 4 hours per day unless specifically agreed to in advance) at the hourly consulting rate specified below.

Hourly Consulting Rate:  $125.00(1)

(1) Actual consulting performed in person either at Aurora's facilities or any other location designated including travel time, plus reimbursement of any reasonable expenses, will be invoiced at this rate and payable within 10 days of receipt of invoice.

Stock: Restricted stock purchase representing 35,200 shares of Aurora common stock will continue to vest throughout the term of the Consulting Agreement.

Medical/Dental:     COBRA continuation of medical and dental benefits will
                    continue at Aurora's cost for the longer of six months or the term of the Consulting Agreement.

Term: Minimum of four months then cancelable at any time upon thirty days written notice. If Agreement is terminated prior to expiration of minimum term, other than for just cause, all terms of the Agreement will remain in effect for the minimum term. If written notice is not received thirty days prior to expiration of minimum term, the Agreement will be considered to be in effect until proper notice of cancellation is received.